MIDWEST ENERGY, INC.

A wholly owned subsidiary of EnerJex Resources, Inc.

November 27, 2007

Euramerica Energy Inc.

c/o Antonio Beccari, President

Via Petronance, 13

25124 Brescia, Italy

Re:	Addendum No. 1 to Well Development Agreement and

Option for “Gas City Property” dated August 10, 2007

Euramerica Energy Inc. (“Euramerica”) and Midwest Energy, Inc. (“Midwest”) originally entered into an amended and restated letter agreement (the “Original Agreement”) on or about August 10, 2007 describing the terms for proceeding with an exploration and development program on the leases owned by Midwest Energy, Inc. (the “Property”). This letter (“Amendment No. 1”) amends certain sections of the Original Agreement as specified below.

RECITALS

WHEREAS, under the terms of the Original Agreement, Euramerica was granted an option (the “Option”) to purchase the Property through March 1, 2008 (the “Option Period”) at an agreed upon value of One Million Two Hundred Thousand United States Dollars ($1,200,000.00 US) (the “Purchase Price”) along with a commitment to contribute an additional Two Million ($2,000,000) development dollars;

WHEREAS, under the terms of the Original Agreement, Euramerica agreed to pay Midwest $524,000 to be used for exploratory drilling, logging and testing test wells and completing up to five conventional gas wells on the Property during the Option Period;

WHEREAS, this Amendment No. 1 addresses certain of the completion aspects (such as Oil Zones, Conventional Gas Zones & CBM Zones) of the exploration and development program for 10 exploratory wells drilled on the Property using the $524,000 in Euramerica funds. The wells are Specht #1, #2, #3, #4, Wilson #1, #2, Kipp #1, #2, Tidd #1 and Diebolt #1 (collectively the “Wells” and singularly a “Well”).

WHEREAS, the completion of the conventional natural gas Wells normally requires an upgraded pipeline infrastructure and the current pipeline on the Property is setup for and currently transports non-conventional gas. Euramerica desires, at present, to complete the conventional natural gas resources and has expressed to Midwest the desire to utilize the current pipeline to transport the conventional gas. This requires Midwest to shut-in all existing non-conventional natural gas (CBM) wells;

WHEREAS, Midwest desires to fund the completion of potential oil zones within some of the Wells during the Option Period and Euramerica has declined to allocate additional capital to pursue the completion of the oil zones within the Wells;

WHEREAS, Euramerica and Midwest desire to amend the Original Agreement pursuant to the terms of this Amendment No. 1.

NOW THEREFORE, for and in consideration of the foregoing, and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

A. Completion Program

1)	Conventional Gas Zones:

a)         Euramerica shall complete and put on production all Wells that have the possibility of producing viable quantities of conventional gas. The produced gas shall be subject to the terms of the Original Agreement.

b)        The completion date for the Euramerica Wells in the Original Agreement was anticipated to be on or before November 10, 2007 and now the completion and put on production date has been extended to on or before December 15, 2007.

2)	CBM Zones:

a)         If Euramerica decides not to deploy risk capital for coal-bed methane (CBM) completion, Midwest shall be granted the first right to invest in the completion of CBM and after pay-out of the total expenses from revenue associated with each CBM well, Euramerica shall be granted the option to participate with a twenty-five percent (25.0%) working interest from production resulting from each CBM well.

b)        If neither Euramerica or Midwest elect to pursue CBM opportunities, Euramerica and Midwest may attempt to solicit third party interest.

c)         As per the Original Agreement, Midwest owns the CBM Wells (assets), however when the Option is exercised and the full Purchase Price is paid, title to the Wells will be transfered to Euramerica as per the Original Agreement.

d)        As per the Original Agreement, Midwest owns all the production from the Wells. As consideration for Midwest shutting-in the existing CBM wells and allowing Euramerica to transport the conventional gas through the existing pipeline, Euramerica has agreed to compensate Midwest the economic value equal to 50 Mcf per day (gross sales volume) from the total daily (gross sales volume) production of the conventional gas wells effective from November 15, 2007 until Euramerica exercises the Option.

3)	Oil Zones:

a)         During the Option Period, Midwest is desirous of funding a completion program to test and complete possible oil zones, which are below any conventional gas or CBM zones in the Wells. If any of the Wells are deemed to have oil resources that are capable of being produced in commercially viable quantities, as determined by Midwest, Midwest will use its best efforts to complete the oil zones and not impact any possible conventional gas in the Wells.

b)        Midwest has agreed that after pay-out of capital and total expenses from revenue associated with the exploitation of the oil zones associated with a particular Well, Euramerica shall be granted the option to participate with a twenty-five percent (25.0%) working interest from oil production from each particular Well. However, Midwest’s seventy-five percent (75.0%) working interest in the oil zones producing from the Wells shall be a perpetual burden on production, even after Euramerica exercised the Option, and shall remain unchanged as per the terms of this Amendment No. 1. Further, if Euramerica defaults on its obligations under the Original Agreement the 25% working interest shall revert to Midwest.

c)         In the event conventional gas is produced in place of oil in a commercial oil zone, Euramerica shall receive said gas governed by the Original Agreement (90% of NRI to Euramerica).

d)        As per the Original Agreement, Midwest owns the Wells (assets), however if the Option is exercised and the full Purchase Price is paid, title to the Wells will be transferred to Euramerica as per the Original Agreement.

B. Going Forward

1)

Midwest is currently in the process of locating and purchasing mineral leases in locations contiguous with the Property and its surrounding area. Any acquired leases are explicitly not included in the Original Agreement or the Option.

2)

After a review of all the data and detailed study of the results obtained from all the testing and early production evaluation both Euramerica and Midwest will decide jointly the strategy for going forward on all aspects (including drilling, completion, gathering system infrastructure, right of ways, gathering system charges, etc.) of the present discoveries of the Oil, Conventional Gas and CBM. An additional amendment could be necessary depending on the outcome of this evaluation.

3)

On or before the expiration of the Option Period, Euramerica and Midwest shall use their respective best efforts to negotiate and finalize final Operating Agreements where necessary which incorporate any changes specified in this Amendment No. 1 and any other possible amendments.

4)

Euramerica paid Midwest $524,000 under the terms of the Original Agreement. Any additional funds provided by Euramerica, during the Option Period, used for extra completion, upgrade of gathering system, workover, leases, drilling, etc. will be deducted from the $2,000,000 that will be due by August 31, 2008 as per paragraph 25 in the Original Agreement.

C. General Terms

1)

Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Amendment No. 1.

2)	The recitals set forth herein are incorporated into this Amendment No. 1 by this reference.

3)

If any provision of this Amendment No. 1, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Amendment No. 1, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Amendment No. 1 are agreed to be severable.

4)	This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

5)

Other than as specifically provided in this Amendment No. 1, all other provisions of the Original Agreement shall remain in full force and effect, the Original Agreement as amended by this Amendment No. 1 constituting the sole and entire agreement between the parties as to the matters contained herein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

Agreed to and accepted this 10th day of December, 2007

Midwest Energy, Inc.	Euramerica Energy Inc.

By: /s/Steve Cochennet	By: /s/Antonio Beccari
Steve Cochennet	Antonio Beccari
President & CEO	President & CEO

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